Exhibit 99.1

Wrap Technologies, Inc. Reports Third Quarter 2023 Results and Record Quarterly Revenue

Record Quarterly Revenue Achieved Through Significant Domestic and Global Orders for BolaWrap and Wrap Reality

TEMPE, Ariz., Nov. 09, 2023 (GLOBE NEWSWIRE) -- Wrap Technologies, Inc. (Nasdaq: WRAP) (“Wrap” or the “Company”), a global leader in innovative public safety technologies and services, today announced financial and operating results for the third quarter ended September 30, 2023.

Third Quarter and Recent Highlights

●	Record quarterly revenue driven by strong international orders in the North African region.
●	Full deployment order for BolaWrap 150 from a large domestic agency in the Mid-Atlantic.
●	Second consecutive record quarter for Wrap Reality sales.
●	Continued development of new Wrap Reality scenarios on a monthly basis.
●	Successful integration of Wrap Intrensic, enhancing our Body-Worn Camera and Digital Evidence Management portfolio.
●	Announced the appointment of Vice Admiral (ret.) Timothy Szymanski and Rajiv Srinivasan to the Board of Directors.
●	Launched the “Protest Riot Pack” to help safeguard cities.
●	Outlook positive for continued growth in Q4 and into 2024 driven by demand for all Wrap Solutions.

Management Commentary

"Q3 2023 has been an exemplary quarter for Wrap Technologies,” said Kevin Mullins, Chief Executive Officer of Wrap Technologies, Inc. “We are delighted to announce our highest quarterly revenue in the Company’s history primarily driven by robust international demand, particularly from the North African region, and a large-scale deployment order for BolaWrap 150 in the domestic Mid-Atlantic sector."

"Our Wrap Reality division proudly recorded its most outstanding quarterly sales to date for the second quarter in a row, a clear testament to our commitment to excellence and innovation. As part of our unwavering dedication, we embark on the creation of novel and groundbreaking training scenarios monthly. This rigorous development cycle not only ensures that our product suite remains at the forefront of technology and diverse in its offerings but also drives heightened efficacy and bolstered safety in law enforcement engagements. Additionally, we are developing an Officer Mental Health and Wellness program that will assist departments in the wellbeing of officers in their daily lives. In an age where precision and responsiveness are paramount, our solutions provide the training foundation for professionals to act with confidence and accuracy."

"Further fortifying our technological leadership in the industry, we've seamlessly integrated Wrap Intrensic into our technology arsenal. This integration has substantially enhanced our Body Worn Camera and Digital Evidence Management solutions. The early feedback and data suggest a harmonious synergy between our existing solutions and Wrap Intrensic's capabilities, signaling an era of robust growth. With the market's evolving needs and the increasing emphasis on transparency and accountability, our enhanced offerings are timely and pivotal. As such, we are confidently projecting a noteworthy surge in sales in this particular vertical. Our vision remains clear, and with these advancements, we are poised to deliver unparalleled value to our clients and stakeholders alike."

"In Q3 2023, Wrap's performance exceeded previous records, indicating a significant turning point for our company. These achievements, while commendable, are just the beginning of our journey. We are not only focused on enhancing our current operations but also on the opportunities that lie ahead. Our investments go beyond finances, emphasizing innovation, strategic planning, and a commitment to excellence. Guided by a clear vision and relentless determination, our goal is to realize Wrap's maximum potential and continue our progressive legacy. We anticipate revenue growth in the fourth quarter and into 2024, and given the demand for Wrap's solutions, we foresee a continual increase in orders in the upcoming 18 months.”

Key Performance Indicators (KPIs):

●	Trained law enforcement agencies during the third quarter of 2023 grew to more than 1,480, a 14% increase from the prior year period.
●	Certified officer instructors during the third quarter of 2023 grew to more than 5,200, a 14% increase from the prior year period.
●	Backlog was approximately $365 thousand at September 30, 2023.

Third Quarter 2023 Financial Results

●

Net revenue increased 114% to $3.63 million from $1.70 million in the prior year period. Revenue in the Americas was $1.34 million as compared to $1.48 million in the prior year period, while international revenue grew 940% to $2.29 million or an increase of $2.07 million from $0.22 million in the prior year period.

●

Gross profit increased to $2.18 million (60% of net revenue), a 139% increase from $0.91 million (54% of net revenue) in the prior year period. The increase in gross profit was primarily the result of increased efficiencies in the costs associated with production of the BolaWrap® 150 and continued cost containment efforts in the third quarter of 2023.

●

Sales, general and administrative (SG&A) expense increased $0.73 million, or 20%, to $4.32 million from $3.59 million in the prior year period. The increase in selling general and administrative expenses was the result of the Company incurring approximately $840 thousand of one-time items related to certain legal expenses, the Company’s financing, and the acquisition of Intrensic. Excluding these one-time items, selling general and administrative expenses for the third quarter 2023 would have been $3.48 million or inline with the prior year period.

●

Research and development (R&D) expense decreased $0.63 million, or 51%, to $0.61 million from $1.24 million in the prior year period. The decrease in R&D expense was primarily the result of continuing cost management efforts.

●

Operating expense increased $0.11 million, or 2%, to $4.93 million from $4.82 million in the prior year period. The increase in operating expense was the result of the Company incurring approximately $840 thousand of one-time items related to legal expenses, the Company’s financing, and the acquisition of Intrensic. Excluding these one-time items, operational expense for the third quarter 2023 would have been $4.09 million or a 15% decrease from the prior year period.

●

Net loss decreased 28% to $(2.78) million, or $(0.07) per share, from $(3.87) million, or $(0.09) per share, in the prior year period. Excluding the one-time items mention in operating expense, net loss for the third quarter 2023 would have been $1.94 million or a 50% improvement in net loss from the prior year period.

●	Cash, cash equivalents and short-term investments were $14.9 million as of September 30, 2023, compared to $19.3 million as of December 31, 2022.

Financial Commentary

"Our Q3 2023 performance is a testament to the strength of our products and our strategic direction,” said Chris DeAlmeida, Chief Financial Officer of Wrap Technologies, Inc. “We are particularly encouraged by the market's enthusiastic reception to our offerings, both domestically and internationally. Wrap Technologies is well-positioned for sustainable growth, and we are optimistic about the future. Our unwavering focus on cost containment, coupled with our strategic efforts, is guiding us towards sustainable growth.”

“Our operational expense for the quarter stood at just over $4 million, excluding one-time items related to the financing and acquisition. This figure underscores our consistent efforts in managing operational costs even as we pursue strategic growth initiatives. Going forward, we expect operational expenses to remain flat to the adjusted number in third quarter for the foreseeable future.”

"In summary, our third quarter results underscore our dedication to operational excellence, financial prudence, and strategic expansion, positioning us favorably for the year's final stretch. Moreover, the integration of Wrap Intrensic continues to drive immediate and meaningful growth to our business."

Conference Call

Wrap will hold a conference call today, November 9, 2023, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to discuss these results.

Wrap management will host a presentation, followed by a question-and-answer period.

Date: Thursday, November 9, 2023

Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)

Dial In Number: +1 (669) 444-9171

Meeting ID: 83450278845

Passcode: 200339

Webcast Link: Click here to register

Please join the call 5-10 minutes prior to the start time. A webcast recording of the call will be made available on the Company’s investor relations website.

About Wrap

Wrap Technologies, Inc. (Nasdaq: WRAP) is a leading global provider of advanced public safety solutions, integrating ultramodern technology, cutting-edge tools, and comprehensive services to address the complex, modern day challenges facing public safety organizations around the world. Guided by a no-harm principle, Wrap is dedicated to developing groundbreaking solutions that empower public safety agencies to safeguard the communities they serve in a manner that fosters stronger relationships. Driving safer outcomes, empowering public safety and communities to move forward together.

Wrap's BolaWrap® solution encompasses an innovative and patented hand-held remote restraint device, strategically engineered with Wrap’s no-harm guiding principle to proactively deter escalation by deploying a Kevlar® tether that safely restrains individuals from a distance. Combined with BolaWrap® training, certified by the esteemed International Association of Directors of Law Enforcement Standards and Training (IADLEST), Wrap enables officers from over 900 agencies across the US and 60 countries around the world, with the expertise to effectively use BolaWrap® as an early intervention measure, mitigating potential risks and injuries, averting tragic outcomes. Saving lives with each wrap.

Wrap Reality™, the Company’s advanced virtual reality training system, is a fully immersive training simulator and comprehensive public safety training platform equips first responders with the discipline and practice to prevent escalation, de-escalate conflicts, and apply appropriate tactical use-of-force measures to better perform in the field. By offering a growing range of real-life scenarios, Wrap Reality™ addresses the dynamic nature of modern law enforcement situations for positive public safety outcomes. Building safer communities one decision at a time.

Wrap’s Intrensic solution is a comprehensive, secure and efficient body worn camera and evidence collection and management solution designed with innovative technology to quickly capture, safely handle, securely store, and seamlessly track evidence, all while maintaining full transparency throughout the process. With meticulous consolidation and professional management of evidence, confidence in law enforcement and the justice system soars, fostering trust and reliability in court outcomes. Wrap Intrensic’s efficient system streamlines the entire process seamlessly, empowering all public safety providers to focus on what matters. Expediting justice with integrity.

Connect with Wrap:

Wrap on Facebook

Wrap on Twitter

Wrap on LinkedIn

Trademark Information

Wrap, the Wrap logo, BolaWrap®, Wrap Reality™ and Wrap Training Academy are trademarks of Wrap Technologies, Inc., some of which are registered in the U.S. and abroad.  All other trade names used herein are either trademarks or registered trademarks of the respective holders.

Cautionary Note on Forward-Looking Statements - Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to: statements regarding the Company’s overall business; total addressable market; and, expectations regarding future sales and expenses. Words such as “expect,” “anticipate,” “should”, “believe”, “target”, “project”, “goals”, “estimate”, “potential”, “predict”, “may”, “will”, “could”, “intend”, and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Moreover, forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: the Company’s ability to successful implement training programs for the use of its products; the Company’s ability to manufacture and produce product for its customers; the Company’s ability to develop sales for its new product solution; the acceptance of existing and future products; the availability of funding to continue to finance operations; the complexity, expense and time associated with sales to law enforcement and government entities; the lengthy evaluation and sales cycle for the Company’s product solution; product defects; litigation risks from alleged product-related injuries; risks of government regulations; the business impact of health crises or outbreaks of disease, such as epidemics or pandemics; the impact resulting from geopolitical conflicts and any resulting sanctions; the ability to obtain export licenses for counties outside of the US; the ability to obtain patents and defend IP against competitors; the impact of competitive products and solutions; and the Company’s ability to maintain and enhance its brand, as well as other risk factors mentioned in the Company’s most recent annual report on Form 10-K, quarterly report on Form 10-Q, and other SEC filings. These forward-looking statements are made as of the date of this press release and were based on current expectations, estimates, forecasts, and projections as well as the beliefs and assumptions of management. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

Wrap’s headquarters are in Tempe, Arizona.

For more information, please visit wrap.com.

Investor Relations Contact:

800.583.2652

ir@wrap.com

Media Relations Contact:

Leigh Anne Arnold

5W Public Relations

wrap@5wpr.com

Wrap Technologies, Inc.

Consolidated Balance Sheets

(unaudited – dollars in thousands)

	September 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$4,934	$5,330
Short-term investments	10,000	13,949
Accounts receivable and contract assets, net	4,321	2,830
Inventories, net	5,816	3,975
Prepaid expense and other current assets	762	775
Total current assets	25,833	26,859
Property and equipment, net	533	758
Operating lease right-of-use asset, net	205	285
Intangible assets, net	3,319	2,569
Goodwill, net	1,611	-
Other assets	166	100
Total assets	$31,667	$30,571

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,546	$1,419
Accrued liabilities	1,128	1,463
Customer deposits	2	-
Deferred revenue- short term	189	166
Operating lease liability - short term	116	108
Total current liabilities	10,815	3,156
Long-term liabilities	281	360
Total liabilities	11,096	3,516

Stockholders' equity	20,571	27,055
Total liabilities and stockholders' equity	$31,667	$30,571

Wrap Technologies, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(unaudited – dollars in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues:
Product sales	$3,248	$1,612	$4,897	$4,042
Other revenue	383	89	647	422
Total revenues	3,631	1,701	5,544	4,464
Cost of revenues	1,454	790	2,347	2,430
Gross profit (loss)	2,177	911	3,197	2,034

Operating expense (I):
Selling, general and administrative	4,317	3,586	12,604	11,952
Research and development	610	1,236	2,683	4,210
Total operating expense	4,927	4,822	15,287	16,162
Loss from operations	(2,750)	(3,911)	(12,090)	(14,128)

Other income (expense)	(33)	46	271	46
Net loss	$(2,783)	$(3,865)	$(11,819)	$(14,082)

Net loss per basic and diluted common share	$(0.07)	$(0.09)	$(0.29)	$(0.34)
Weighted average common shares used to compute net loss per basic and diluted common share	42,652,481	41,086,285	41,914,512	40,955,234

Comprehensive loss:
Net loss	$(2,783)	$(3,865)	$(11,819)	$(14,082)
Net unrealized gain on short-term investments	-	73	-	62
Comprehensive loss	$(2,783)	$(3,792)	$(11,819)	$(14,020)

(i) includes stock-based compensation expense as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Selling, general and administrative	$(149)	$700	$1,404	$2,180
Research and development	(53)	172	244	448
Total share-based compensation expense	$(202)	$872	$1,648	$2,628

Wrap Technologies, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2023	2022
Cash Flows From Operating Activities:
Net loss	$(11,819)	$(14,082)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	673	574
Share-based compensation	1,648	2,628
Warranty provision	(8)	55
Non-cash lease expense	80	75
Provision for doubtful accounts	(48)	61
Changes in assets and liabilities:
Accounts receivable	(1,547)	1,576
Inventories	(1,841)	(1,396)
Prepaid expenses and other current assets	117	268
Accounts payable	1,871	(834)
Operating lease liability	(80)	(65)
Customer deposits	2	(43)
Accrued liabilities and other	(319)	175
Warranty settlement	(8)	(63)
Deferred revenue	32	35
Net cash used in operating activities	(11,247)	(11,036)

Cash Flows From Investing Activities:
Purchase of short-term investments	(6,145)	(23,119)
Proceeds from maturities of short-term investments	10,000	33,300
Capital expenditures for property and equipment	(133)	(201)
Investment in patents and trademarks	(355)	(133)
Purchase of intangible assets	(2,321)	-
Investment in long-term deposits	-	-
Proceeds from long-term deposits	(66)	(3)
Net cash provided by (used in) investing activities	980	9,844

Cash Flows From Financing Activities:
Proceeds from exercise of stock options	-	83
Proceeds from "the Offering"	9,871
Net cash provided by financing activities	9,871	83

Net decrease in cash and cash equivalents	(396)	(1,109)
Cash and cash equivalents, beginning of period	5,330	4,937
Cash and cash equivalents, end of period	$4,934	$3,828